Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2012 RESULTS

MENLO PARK, CA – October 4, 2011 -- Landec Corporation (Nasdaq: LNDC), today reported results for the first quarter of fiscal year 2012 ended August 28, 2011.  Revenues for the first quarter of fiscal year 2012 increased 13% to $73.3 million compared to revenues of $65.0 million for the first quarter a year ago.  Net income was $1.8 million or $0.07 per share in the first quarter of fiscal year 2012 compared to $2.3 million or $0.09 per share for the first quarter of last year.

Revenues increased $8.3 million during the first quarter of fiscal year 2012 compared to the first quarter of fiscal year 2011 primarily due to a $3.2 million increase in value-added fresh-cut vegetable revenues at Apio Inc., Landec’s food subsidiary, primarily driven by the growth of the overall produce category and new product introductions and a $4.9 million increase in Apio export revenues due to greater availability of fruit to export.

The decrease in net income for the first quarter of fiscal year 2012 compared to the first quarter of fiscal year 2011 was primarily due to (1) a $348,000 decrease in gross profit for Apio Packaging because of lower BreatheWay® packaging sales to Chiquita compared to the initial large orders of BreatheWay for avocados to build inventory for initial product launch that occurred during the first quarter of last year, (2) a $280,000 decrease in gross profit for Lifecore from a product sales mix change resulting from the timing of shipments of aseptically filled products versus fermentation products, which reduced Lifecore’s gross margin to 38% for the quarter, compared to Lifecore’s expected gross margin of approximately 50% for all of fiscal year 2012, and (3) a $493,000 decrease in operating income due to higher operating expenses as a result of increased brokerage and commission sales expenses from higher sales at Apio and from accruing for bonuses at Apio and Corporate which were not accrued during the first quarter of last year.  These decreases in operating income were partially offset by $281,000 in accrued dividend income from our preferred stock investment in Windset Farms, and a $242,000 reduction in income tax expense due to lower pre-tax income.

Gary Steele, Landec Chairman and CEO, commented, “We had a productive first quarter, achieving revenue growth of 13% and cash flow from operations of $4.4 million, which is the same amount of operating cash generated in the first quarter last year.  While net income was lower during the first quarter this year compared to the same quarter last year, we exceeded our internal plan for the quarter.  We are tracking well towards meeting or exceeding our financial guidance for fiscal year 2012 of 5% or better revenue growth and 30% to 40% net income growth after adding back the one-time impairment charge of $4.8 million to net income for fiscal year 2011.”

“On September 14, 2011, we announced that Monsanto Company had informed us that it intends to allow the co-exclusive technology license agreement between Landec and Monsanto to expire in accordance with its terms on December 1, 2011, without Monsanto exercising its purchase option.  As a result, Monsanto will pay Landec a $4 million termination fee on or prior to December 1, 2011. Since entering into the license agreement with Monsanto, the Company has been recognizing $200,000 in revenue per quarter as a result of this guaranteed termination fee. Importantly, all rights to the Intellicoat® seed coating and controlled release technology will be returned to Landec, allowing us to broaden our early stage discussions with other leading seed and crop protection companies,” added Steele.

“Also during the first quarter, Chiquita decided to renew its licensing and distribution agreement with Apio for an additional five years, thus maintaining Chiquita’s exclusive right to use our BreatheWay technology for existing programs with bananas, avocados and mangos, and adding selective shipping container applications to the agreement.  We are very pleased to continue working with Chiquita, one of the global market leaders in tropical fruit sourcing, distribution and marketing.  Our agreement with Chiquita includes guaranteed minimum purchases of BreatheWay membranes for all fields in which Chiquita has exclusive rights,” concluded Steele.

Landec First Quarter 2012 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, October 5, 2011 during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2012.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 238-1665 or (703) 639-1164 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, October 12, 2011 by calling (888) 266-2081 or (703) 925-2533, code #1551099.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications.  With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties.  Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables.  Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield.  Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. Through its subsidiary, Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 28, 2011	May 29, 2011
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$39,354	$36,259
Accounts and income taxes receivable, net	21,290	22,672
Inventories, net	19,628	20,161
Prepaid expenses and other current assets	7,717	6,534
Total Current Assets	87,989	85,626

Property and equipment, net	52,063	51,779
Intangible assets, net	52,179	52,256
Investments in non-public companies, fair value	15,714	15,662
Investments in non-public companies, non-fair value	793	793
Other assets	153	196
Total Assets	$208,891	$206,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,531	$17,047
Accrued compensation	2,625	3,080
Other accrued liabilities	13,620	3,581
Deferred revenue	1,150	2,657
Current portion of long-term debt	4,330	4,330
Total Current Liabilities	40,256	30,695

Long-term debt, less current portion	14,500	15,500
Deferred taxes	11,470	11,338
Other non-current liabilities	1,324	11,053

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	120,865	119,169
Accumulated other comprehensive loss, net of taxes	(301)	(267)
Retained earnings	18,938	17,126
Total Stockholders' Equity	139,529	136,055
Noncontrolling interest	1,812	1,671
Total Equity	141,341	137,726
Total Liabilities and Stockholders’ Equity	$208,891	$206,312

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)
	Three Months Ended
	August 28,	August 29,
	2011	2010
Revenues:
Product sales	$70,859	$62,261
Services revenues	980	1,065
License fees and royalty revenues	1,462	1,627
Total revenues	73,301	64,953

Cost of revenues:
Cost of product sales	61,269	52,286
Cost of services revenues	782	850
Total cost of revenues	62,051	53,136

Gross profit	11,250	11,817

Operating costs and expenses:
Research and development	2,333	2,232
Selling, general and administrative	6,044	5,652
Total operating costs and expenses	8,377	7,884
Operating income	2,873	3,933

Dividend income	281	—
Interest income	76	107
Interest expense	(176)	(227)
Other income (expense)	9	(58)
Net income before taxes	3,063	3,755
Income tax expense	(1,110)	(1,352)
Consolidated net income	1,953	2,403
Noncontrolling interest	(141)	(99)
Net income applicable to Common Stockholders	$1,812	$2,304

Diluted net income per share	$0.07	$0.09

Shares for diluted net income per share	26,687	26,719

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 28, 2011
QUESTIONS AND ANSWERS

1)       How are the Chiquita programs progressing?

Chiquita has made the decision to renew the licensing and distribution agreement with Apio for another five years, thus maintaining Chiquita’s exclusive right to use our BreatheWay technology for bananas, avocados and mangos.  The Chiquita-to-Go® banana program continues to grow at double digit rates and is a higher margin program for Chiquita.  The Fresh and Ready® avocado program is a strategic focus for Chiquita and Landec’s BreatheWay technology for avocados continues to demonstrate good performance in the marketplace.  In connection with renewing the agreement, the companies have agreed to add the use of our BreatheWay technology for creating an optimal atmosphere within shipping containers in the field of global transport of tropical fruit.  Chiquita has a sizable shipping container technology business that fits well with Landec’s long-term interest in using modified atmosphere technology for preserving produce during global transport. The container concept is in development and we will update you as the technology is advanced and tested.

  2)     What is the status of Windset’s new Santa Maria, California operation?

Windset is several months ahead of plan.  They have completed construction on the first 64 acres of greenhouses, which also includes the completion of the processing facility and the water treatment plant.  Half of the 64 acres has been planted with different varieties of tomatoes and the second half should be fully planted with tomatoes by the middle of October.  Initial harvest and sales should begin in November.

3)       What are Lifecore’s priorities over the next 24 months?

Lifecore’s first priority is to drive revenue and earnings growth by adding several new customers and expanding product sales to its existing customer base.  The second priority is to investigate new applications for hyaluronan in the form of new medical devices and/or as an adjuvant therapy.

4)       Are you considering new investments or acquisition initiatives?

Yes.  Our new investment search is focused on opportunities where we can accelerate growth in our core businesses of food and biological materials while increasing our overall margins.  We are focused on identifying potential investment targets that have technology and commercial products that are synergistic with our polymer technologies and our existing core businesses.

5)       Is the fresh-cut produce category returning to a growth mode and how has the weather been in California during the first part of fiscal year 2012?

We have seen some growth over the last six months and are hopeful this is a trend that will continue during all of fiscal year 2012.  The overall fresh-cut produce category experienced a 6% growth in volume during the last six months.  This growth is coming mostly in the bagged fresh-cut vegetable category whereas the fresh-cut vegetable tray demand has yet to rebound.  For our internal plan for fiscal year 2012, we expected year-over-year growth in the industry category to be about 3%.  As for the weather, we have experienced very good weather this summer with no sourcing issues through the first four months of fiscal year 2012.

6)       What are the future plans for your seed business now that Monsanto has informed you that they are discontinuing work on your technology?

We have hired an Ag consulting firm to investigate business options for our Intellicoat technology.  They are actively arranging meetings with top seed treatment and crop protection companies.  Our technology team is continuing to advance our controlled release technology for agricultural applications.

7)       Has the Company recently purchased any of its Common Stock under the buyback plan approved by the Board of Directors?

Yes.  Between September 22, 2011 and October 3, 2011, the Company purchased 604,768 shares of Landec Common Stock at a total cost of $3.3 million.

8)       What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business by utilizing Lifecore’s strengths in ophthalmology, viscoelastic materials and sterile filling, (2) grow Apio’s food business and maintain Apio’s margins, (3) support Chiquita with its roll-out plans for avocados, (4) support Landec Ag in targeting top seed treatment and crop protection companies, (5) continue to invest in polymer chemistry R&D, (6) find new applications for BreatheWay packaging technology and Intelimer polymer technology that can be commercialized through Landec’s subsidiaries or third party partners, (7) find new investment opportunities for growth and margin enhancement, and (8) maintain a strong balance sheet.  We see growth opportunities and we are continuing to expand our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses.

9)       How do the results by line of business for the three months ended August 28, 2011 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/28/11	Three months ended 8/29/10
Revenues:
Apio Value Added(a)	$43,363	$40,558
Apio Export (b)	21,355	16,483
Total Apio	64,718	57,041
Lifecore	7,121	6,385
Tech. Licensing (c)	1,462	1,527
Total Revenues	73,301	64,953

Gross Profit:
Apio Value Added	6,059	6,363
Apio Export	1,014	932
Total Apio	7,073	7,295
Lifecore	2,715	2,995
Tech. Licensing	1,462	1,527
Total Gross Profit	11,250	11,817

R&D:
Apio	270	223
Lifecore	1,086	1,054
Tech. Licensing	977	955
Total R&D	2,333	2,232

S,G&A:
Apio	3,350	3,021
Lifecore	994	989
Tech. Licensing	111	118
Corporate	1,589	1,524
Total S,G&A	6,044	5,652

Other (d):
Apio	201	(71)
Lifecore	(173)	(258)
Corporate	(1,089)	(1,300)
Total Other	(1,061)	(1,629)

Net Income (Loss):
Apio	3,654	3,980
Lifecore	462	694
Tech. Licensing	374	454
Corporate	(2,678)	(2,824)
Net Income	$1,812	$2,304

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b) Apio’s Export business includes its commission-based commodity export business.
c) Included in Tech. Licensing is the Intellicoat license fees from Monsanto.
d) Included in Other are net interest income/(expense), dividend income, non-operating income/(expense) and income tax expense.